Exhibit 10.6

Pipeline Therapeutics, Inc.

10578 Science Center Drive, Suite 200

San Diego, California 92121

March 9, 2018

Daniel Lorrain

Re: Offer of Employment

Dear Dan:

Pipeline Therapeutics, Inc. (the “Company”) is pleased to offer you the position of Chief Scientific Officer reporting directly to the Company’s Chief Executive Officer.

This letter is our formal offer of employment and requires your written acceptance. If our offer is acceptable to you, please countersign this letter below and return the signed copy to me. Your employment with the Company will then commence on March 15, 2018.

Your employment will be on a full-time basis and paid at the rate of $310,000 per year, payable in accordance with the Company’s payroll policies and applicable law. Your employment status will be exempt and as an exempt employee, you will not be eligible to receive overtime compensation. Your performance will be subject to an annual review by the Company’s Chief Executive Officer. Merit increases, if deemed appropriate, are at the sole discretion of the Company’s Board of Directors. Your specific job title, duties and responsibilities may change from time to time as determined by the Company’s Chief Executive Officer and Board of Directors, in their sole discretion.

You will be eligible to receive an annual discretionary performance bonus, with an initial target amount of twenty-five percent (25%) of your base salary, prorated to reflect your tenure in 2018. The Board of Directors of the Company or a committee thereof will determine in its sole discretion whether to award any bonus and the amount thereof based on its evaluation of the Company’s performance and your individual performance during the applicable annual measuring period. You must be employed by the Company in good standing on the date that bonus payments are issued to be eligible to receive the bonus.

You previously purchased 1,000 shares of the Company’s Common Stock pursuant to a Stock Purchase Agreement, dated May 9, 2017. In addition to your existing stock ownership, you will be eligible to participate in the equity incentive programs established by the Company’s Board of Directors from time to time and in its sole discretion.

As a full time employee, you will be eligible for paid time-off including holidays, paid sick leave and paid vacation in accordance with the Company’s policies. You also will be eligible to participate in the Company’s health and other benefit programs pursuant to their respective terms, as they may be adopted and amended from time to time by the Company and as made available to similarly situated employees.

Your employment with the Company is at-will. This means it is not for any specific period of time and can be terminated by you at any time for any reason. Likewise, the Company can terminate the employment relationship at any time, with or without cause or advance notice. You understand that the at-will employment relationship will remain in effect throughout your employment with the Company and cannot be modified by any oral, implied or written agreement.

The Company expects that, during and after the term of your employment, you will not disclose to third parties, utilize for your own benefit, or otherwise make use of any of the Company’s trade secrets or other confidential or proprietary information concerning the Company, except to the extent necessary to carry out your obligations to the Company. As a condition to your employment, you must sign the Company’s standard Proprietary Information Agreement. A copy of this agreement will be included with your new hire orientation paperwork for you to sign and return to the Company in order for your employment relationship with the Company to be effective. In addition, you agree to abide by and comply with the Company’s policies that are in force from time to time and applicable to similarly situated employees.

By signing this letter, you also represent and warrant to the Company that (i) your acceptance of this offer and your employment with the Company does not and will not violate or otherwise conflict with any other agreement to which you may be a party; and (ii) you do not have any legal obligations towards, or are restricted by any legal obligations (such as confidentiality or non-compete obligations) of, your former or current employer, which could prevent you from working for the Company.

In making this offer, we are relying on the information that you have provided to us about your background and experience, including any information provided to us in any employment application that you may have submitted to us. You confirm, by signing this letter, the truth and accuracy of all statements that you have made and information that you have provided to the Company. In addition, this offer of employment is contingent upon appropriate proof of eligibility to work in the United States, (please bring confirming information with you on your first day of work).

The terms of this letter shall become effective only upon execution of this letter by both you and the Company. This letter constitutes the entire agreement between you and the Company regarding your employment. All prior or contemporaneous agreements, promises, communications and/or understandings between you and the Company, whether written or oral, are superseded by this letter. If the above terms and conditions are acceptable to you, then please countersign this letter where indicated below and return it to us.

Sincerely,

Pipeline Therapeutics, Inc.

/s/ Clare Ozawa
Clare Ozawa
Chief Executive Officer

I agree to and accept employment with Pipeline Therapeutics, Inc. on the terms and conditions set forth in this agreement. I understand and agree that my employment with the Company is at-will.

Dated: 3/9/2018	/s/ Daniel Lorrain
Daniel Lorrain

Pipeline Therapeutics, Inc.

10578 Science Center Drive, Suite 200

San Diego, CA 92121

December 16, 2021

Daniel Lorrain

c/o Pipeline Therapeutics, Inc.

10578 Science Center Drive, Suite 200

San Diego, CA 92121

Re: Amendment to Original Offer Letter

Dear Dan:

Reference is made to that certain offer letter, dated as of March 9, 2018 (the “Original Offer Letter”), by and between you and Pipeline Therapeutics, Inc. (the “Company”). This letter agreement (the “Offer Letter Amendment”) is intended to confirm the mutual understandings and agreements between you and the Company with respect to certain amendments to the terms of the Original Offer Letter.

1. Amendments to Original Offer Letter. You and the Company hereby agree that the Original Offer Letter shall be amended to include the following provisions:

(a) In the event the Company (or any successor in interest) terminates your employment without Cause (whether before or after a Change in Control) and other than as a result of your death or complete disability, in addition to amounts payable to you for accrued wages, the Company shall provide you with severance pay in the form of continuation of your Base Salary and health benefits for you and your family (via payment or reimbursement by the Company of amounts required for COBRA continued coverage, provided you are then COBRA-eligible) in effect on the date of termination for a period of twelve (12) months following the date of termination (the “Severance Benefit”), provided that the Company shall only be required to pay the Severance Benefit if (and only if) you duly execute and return to the Company within the applicable time period set forth therein, but in no event more than 45 days following the date of termination (the “Release Deadline”), the Company’s standard Release form and permit the Release to become effective in accordance with its terms.

(b) If within thirty (30) days prior to or eighteen (18) months following a Change in Control of the Company you are terminated by the Company (or its successor) without Cause or you resign your employment with the Company (or its successor) for Good Reason, provided that in either case you deliver to the Company the Release by the Release Deadline, all unvested equity incentives held by you with respect to the Company’s Common Stock that were granted following December 16, 2021 shall become fully-vested and remain exercisable for their full term.

(c) The definitions of the terms Cause, Change in Control and Good Reason for purposes of the Original Offer Letter (as amended by this Offer Letter Amendment) are set forth on Schedule A attached hereto.

(d) All benefits under the Original Offer Letter (as amended by this Offer Letter Amendment) are intended to qualify for an exemption from application of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (“Section 409A”) or to comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly.

(e) Notwithstanding anything to the contrary set forth herein, any part of the Severance Benefit that constitutes “deferred compensation” within the meaning of Section 409A shall not commence in connection with your termination of employment unless and until you have also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h)) (“Separation From Service”), unless the Company reasonably determines that such amounts may be provided to you without you to incur the additional 20% tax under Section 409A.

(f)  It is intended that each installment of the Severance Benefit payments provided for in the Original Offer Letter (as amended by this Offer Letter Amendment) is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, it is intended that payments of the Severance Benefit set forth in the Original Offer Letter (as amended by this Offer Letter Amendment) satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if the Company (or, if applicable, the successor entity thereto) determines that the Severance Benefit constitutes “deferred compensation” under Section 4Q9A and you are, on the termination of service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the severance benefit payments shall be delayed until the earlier to occur of: (i) the date that is six months and one day after your Separation From Service, or (ii) the date of your death. None of the Severance Benefit will be paid or otherwise delivered prior to the effective date of the Release. If the Severance Benefit is not covered by one or more exemptions from the application of Section 409A and the Release could become effective in the calendar year following the calendar year in which your Separation From Service occurs, the Release will not be deemed effective any earlier than the Release Deadline. Except to the minimum extent that payments must be delayed because you are a “specified employee” or until the effectiveness of the Release, all amounts will be paid as soon as practicable in accordance with the Company’s normal payroll practices.

(g) Except as otherwise provided in a written agreement between you and the Company, if any payment or benefit you would receive from the Company or otherwise in connection with a Change in Control (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount (as defined herein). The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the manner that results in the greatest economic benefit to you.

2. No Other Amendment. Except as specifically amended by this Offer Letter Amendment, the terms and conditions of the Original Offer Letter shall remain unchanged and in full force and effect.

3. Miscellaneous. This Offer Letter Amendment may be signed in multiple counterparts, each of which shall constitute the same agreement and shall bind and inure to the benefit of the parties and their respective successors and assigns. Delivery of an executed counterpart of this Offer Letter Amendment by facsimile or similar electronic means shall be equally as effective as delivery of an original executed counterpart of this Offer Letter Amendment.

Sincerely,

Pipeline Therapeutics, Inc.

/s/ Carmine Stengone
Carmine Stengone
President and Chief Executive Officer

Accepted and Agreed to by:

/s/ Daniel Lorrain	Dated: 12/17/2021
Daniel Lorrain

Schedule A

Defined Terms

“Cause” shall mean any of the following: (i) your conviction of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) your participation in a fraud or material act of dishonesty against the Company; (iii) your intentional and material violation of any contract or agreement between you and the Company or of any statutory duty owed to the Company; (iv) your repeated and willful failure to perform your job duties after 30 days written notice of such deficiency and an opportunity to cure (of at least 15 business days); (v) your knowing engagement or participation in any activity which is directly competitive with or injurious to the Company or which violates any material provisions of your Proprietary Information and Inventions Agreement with the Company which remains uncured after 30 days written notice thereof; or (vi) your gross misconduct. The determination that a termination of your employment is for Cause shall be made in good faith by the Company’s Board of Directors.

“Change in Control” shall mean the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)

any Exchange Act Person becomes the owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or (B) solely because the level of ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii)

there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii)

the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur, except for a liquidation into a parent corporation; or

(iv)

there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries (if any), other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries (if any) to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition.

Notwithstanding the foregoing definition, (A) the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, and (B) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company and you shall supersede the foregoing definition with respect to any equity awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply.

“Exchange Act Person” means any natural person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (i) the Company or any subsidiary of the Company, (ii) any employee benefit plan of the Company or any subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company; or (v) any natural person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the effective date of this Offer Letter Amendment, is the owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities

“Good Reason” shall mean termination of your employment due to the occurrence of any of the following events without your consent; provided however, that any resignation by you due to any of the following conditions shall only be deemed for Good Reason if: (i) you give the Company written notice of the intent to terminate for Good Reason within 60 days following the first occurrence of the condition(s) that you believe constitutes Good Reason, which notice shall describe such condition(s); (ii) the Company fails to remedy, if remediable, such condition(s) within 30 days following receipt of the written notice (the “Cure Period”) of such condition(s) from you; and (iii) you actually resign your employment within the first 30 days after expiration of the Cure Period: (a) a material breach by the Company of the Original Offer Letter (as amended by this Offer Letter Amendment); (b) a material reduction by the Company of the Base Salary as initially set forth herein or as the same may be increased from time to time, unless such reduction is part of a reduction program equally applicable to other executive employees of the Company; (c) a material reduction in your authority, duties or responsibilities relative to your authority, duties or responsibilities in effect as of your Start Date or as the same may be increased from time to time, other than by virtue of the Company being acquired and made part of a larger entity; or (d) the Company relocates the facility that is your principal place of business with the Company to a location that requires an increase in your one-way driving distance by more than 50 miles.